May 29, 1997






Pioneer World Equity Fund
60 State Street
Boston, Massachusetts  02109

                  Re:      Pioneer World Equity Fund

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Pioneer World Equity Fund (formerly named Pioneer Global Equity Fund), a Delaware business trust (the "Trust"), in connection with certain matters relating to the issuance of Shares of beneficial interest in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Agreement and Declaration of Trust of the Trust dated July 26, 1996, as amended by an amendment thereto effective as of October 8, 1996 (as so amended, the "Governing Instrument").

                  We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, the Trust registered an indefinite number of Shares under the Securities Act of 1933, as amended. We further understand that the Trust is about to file with the Securities and Exchange Commission a notice pursuant to Rule 24f-2 under the 1940 Act (the "Notice") making definite the registration of 1,554,088 Shares sold in reliance upon Rule 24f-2 during the fiscal year of the Trust ended March 31, 1997.

                  In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on July 26, 1996 (the "Certificate"), as amended by a certificate of amendment thereto as filed in the Recording Office on October 9, 1996; the Governing Instrument; the By-laws of the Trust; certain resolutions of the Trustees of the Trust; the Trust's Notification of Registration Filed Pursuant to Section 8(a) of the Investment Company Act of 1940 on Form N-8A filed with the Securities and Exchange Commission on July 29, 1996 and the Trust's Amendment to Notification of Registration Filed Pursuant to
Section 8(a) of the Investment Company Act of 1940 on Form N-8A filed with the Securities and Exchange Commission on October 9, 1996; the Notice; an Officer's Certificate of the Trust dated May 16, 1997; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due

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authorization,  execution  and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, and of all documents contemplated by the Governing Instrument, the By-laws and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument, and compliance with the other terms, conditions and restrictions set forth in the Governing Instrument and all applicable resolutions of the Trustees of the Trust in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance, redemption or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or reorganization of the Trust under
Section 4 or Section 5 of Article IX of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Business Trust Act, 12 Del.
C. ss.ss. 3801 et seq. (the "Delaware Act"); and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:



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                  1.       The Trust is a duly  organized  and validly  existing
business  trust in good  standing under the laws of the State of Delaware.

                  2.       The  Shares  subject  to  the  Notice   constitute
legally  issued,   fully  paid  and non-assessable Shares of beneficial interest in the Trust.

                  3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust. Neither the existence nor exercise of the voting rights granted to Shareholders under the Governing Instrument will, of itself, cause a Shareholder to be deemed a trustee of the Trust under the Delaware Act. Notwithstanding the foregoing or the opinion expressed in paragraph 2 above, we note that, pursuant to Section 2 of Article VIII of the Governing Instrument, the Trustees have the power to cause Shareholders, or Shareholders of a particular Series, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

                  We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission together with the Notice. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof and may not be relied upon by, or filed with, any other person or entity for any purpose without our prior written consent.


                                                         Sincerely,



                                             /s/MORRIS, NICHOLS, ARSHT & TUNNELL